EX-99.1

NEWS RELEASE
For Immediate Release

EMERITUS ANNOUNCES APPOINTMENT OF GRANGER COBB AS CHIEF EXECUTIVE OFFICER

SEATTLE, WA, January 17, 2011 -- Emeritus Corporation (NYSE: ESC), a national provider of senior living services, today announced the appointment of Mr. Granger Cobb as its President and sole Chief Executive Officer effective January 13, 2011.  Mr. Cobb previously served as the Company’s President and Co-CEO.

Mr. Dan Baty will continue in his capacity as Chairman of the Board.  In addition, the Company has entered into a Shared Opportunities Agreement with Mr. Baty, providing the company with potential growth opportunities in conjunction with Mr. Baty’s pursuits outside Emeritus.  Mr. Baty commented, “The appointment of Granger Cobb as CEO is the natural progression that was anticipated when Granger joined the Company in the 2007 Summerville merger.”  Mr. Baty continued, “The Company has made significant strides under Granger’s leadership over the past three years. We are now the largest provider of assisted living services in the United States and one of the recognized leaders in the senior living services sector.”

Mr. Cobb stated, “While I am honored to be appointed as sole CEO of Emeritus, this is really a subtle change – Dan’s continued focus on the Company’s growth opportunities will allow us to realize the maximum benefit of his knowledge and experience as we continue building value for our shareholders.”

About Emeritus

Emeritus Corporation is a national provider of senior living services.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 479 communities in 42 states representing capacity for approximately 42,500 units and approximately 49,700 residents.  Additional information about the Company can be located on the Internet at www.emeritus.com.

Contact:
Investor Relations
(206) 298-2909

Media Contacts:
Liz Brady                                           Sari Martin
Liz.brady@icrinc.com                     Sari.martin@icrinc.com
646-277-1226                                     203-682-8345